Exhibit 99.1

LIFECELL

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL CORPORATION REVISES FULL YEAR 2007 PRELIMINARY RESULTS AND SCHEDULES FOURTH QUARTER 2007 FINANCIAL RESULTS CONFERENCE CALL; FEBRUARY 27, 2008 AT 10:00 A.M.  EASTERN

BRANCHBURG, NJ, February 7, 2008 -- LifeCell Corporation (NASDAQ: LIFC), today announced revised preliminary full-year 2007 diluted net income per share due to the final settlement of a claim that arose in 2007.  The claim, which was not product related, is expected to reduce diluted net income per share by approximately $0.03.  “Although the final resolution of the claim occurred in 2008, since the Company’s 2007 financial statements were not yet filed with the Securities and Exchange Commission, we are required to report the amount as a fourth quarter 2007 item,” stated Steven Sobieski, LifeCell’s Chief Financial Officer.  The Company now anticipates full-year 2007 diluted net income per share to be in the range $0.77 to $0.78 compared to the previously announced range of $0.80 to $0.82.  The change in estimate is entirely related to the settlement.

The Company also announced that it plans to release fourth quarter and full year 2007 actual operating results on Wednesday, February 27, 2008 at 8:00 a.m. Eastern.  Paul Thomas, President and Chief Executive Officer, will host a conference call at 10:00 a.m. Eastern, to discuss the Company’s fourth quarter and full year 2007 financial results.

The dial-in number for the call is (877) 419-6590/domestic or (719) 325-4855/international.  A simultaneous webcast of the call will be available via LifeCell’s website at www.lifecell.com Corporate Information – Investor Relations.  The call will be archived on the Company’s website for at least 90 days.

A recording of the live-call will be available through March 6, 2008.  The dial-in number to listen to the recording is (888) 203-1112 or (719) 457-0820.  The replay access code is 4743271.

About LifeCell

LifeCell is the leading provider of innovative biological products for soft tissue repair.  Surgeons use our products to restore structure, function and physiology in a variety of reconstructive, orthopedic and urogynecologic surgical procedures.  LifeCell’s products include: ALLODERM® regenerative tissue matrix, for plastic reconstructive, general surgical, burn and periodontal procedures; STRATTICE™ reconstructive tissue matrix, for plastic reconstructive and general surgical  procedures; GRAFTJACKET® regenerative tissue matrix, for orthopedic applications and lower extremity wounds; ALLOCRAFT®DBM,  for bone grafting procedures; and REPLIFORM® tissue regeneration matrix for urogynecologic surgical procedures.  The Company’s research and development initiatives include programs designed to extend the use of its current marketed products into new surgical applications as well as expanding its product line in the rapidly growing biosurgery market.  LifeCell maintains a website at www.lifecell.com.